As filed with the Securities and Exchange Commission on May 28, 2025.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Southside Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Texas	75-1848732
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1201 S. Beckham Avenue
Tyler, Texas 75701
(903) 531-7111
(Address, including Zip Code, of Principal Executive Offices)

Southside Bancshares, Inc. 2025 Incentive Plan
(Full title of the plan)

Lee R. Gibson
Chief Executive Officer and Director
Southside Bancshares, Inc.
1201 S. Beckham Avenue
Tyler, Texas 75701
(903) 531-7111
(Name, address and telephone number of agent for service)

Copies to:
John B. Shannon
Alston & Bird LLP
1201 West Peachtree Street, NW
Atlanta, GA 30309-3424
(404) 881-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Southside Bancshares, Inc. (the “Company” or the “Registrant”) has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 1,200,000 shares of the Company’s common stock, $1.25 par value per share (“Common Stock”), that may be issued under the Southside Bancshares, Inc. 2025 Incentive Plan (the “Plan”); and (ii) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement will be delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b) Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Julie N. Shamburger, the Company’s Chief Financial Officer, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents, filed with the Commission by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on February 27, 2025;
(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the Commission on April 30, 2025;
(c)	The Company’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the Commission on March 24, 2025, and May 19, 2025;
(d)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2024 (except to the extent any parts of such reports were deemed furnished and not filed in accordance with SEC rules);
(e)
The description of the Company’s Common Stock set forth in the Registration Statement on Form 8-A12G, dated May 12, 1998, filed with the Commission on May 12, 1998, and any amendment or report filed for the purpose of further updating such description, including Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 28, 2020); and

(f)	All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities that remain unsold.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article 2.02-1.B of the Texas Business Corporation Act, as amended (the “TBCA”), grants to a corporation the power to indemnify a person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director of the corporation against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred in connection therewith, only if it is determined that the person (1) conducted him or herself in good faith; (2) reasonably believed that (a) in the case of conduct in his or her official capacity as a director of the corporation, his or her conduct was in the corporation's best interests, and (b) in all other cases, his or her conduct was at least not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. Article 2.02-1.C limits the allowable indemnification by providing that, except to the extent permitted by Article 2.02-1.E, a director may not be indemnified in respect of a proceeding in which the person is found liable (1) on the basis that he or she improperly received a personal benefit, whether or not the benefit resulted from an action taken in his or her official capacity, or (2) to the corporation. Article 2.02-1.E provides that if a director is found liable to the corporation or is found liable on the basis that he or she improperly received a personal benefit, the permissible indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his or her duty to the corporation. Finally, Article 2.02-1.H provides that a corporation shall indemnify a director against reasonable expenses incurred by him or her in connection with a proceeding in which he or she is a named defendant or respondent because he or she is or was a director if he or she has been wholly successful, on the merits or otherwise, in defense of the proceeding.

With respect to the officers of a corporation, Article 2.02-1.O of the TBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify and advance expenses to directors under Article 2.02-1. Further, Article 2.02-1.O provides that an officer of a corporation shall be indemnified as, and to the same extent, provided by Article 2.02-1.H for a director.

The Company’s Amended and Restated Bylaws, as amended provide that the Company shall indemnify a person against expenses actually and necessarily incurred by him or her in connection with the defense of any action, suit, or proceeding in which he or she is made a party because the person is or was a director or officer of the Company, except in relation to matters as to which he or she is adjudged to be liable for negligence or misconduct in performance of duty.

Officers and directors of the Company are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from his or her status as a director or officer. The cost of such insurance is borne by the Company as permitted by the laws of the State of Texas.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
Except as indicated below as being incorporated by reference to another filing with the Commission by the Registrant, the following exhibits to this registration statement are being filed herewith:

Exhibit Number	Description

4.1
Restated Certificate of Formation of Southside Bancshares, Inc., effective as of May 9, 2018 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on May 14, 2018);

4.2
Amended and Restated Bylaws of Southside Bancshares, Inc., effective as of November 8, 2024 (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report for the quarterly period ended March 31, 2025, filed with the Commission on April 30, 2025);

5.1	Opinion of Alston & Bird LLP

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on signature page)

99.1	Southside Bancshares, Inc. 2025 Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the Commission on May 19, 2025)
107	Filing Fee Table

Item 9.	Undertakings.
(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(Signatures on following page)

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tyler, State of Texas, on May 28, 2025.

SOUTHSIDE BANCSHARES, INC.

By:	/s/ Lee R. Gibson
Lee R. Gibson
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lee R. Gibson and Julie N. Shamburger, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lee R. Gibson	Chief Executive Officer and Director (Principal Executive Officer)	May 28, 2025
Lee R. Gibson

/s/ Julie N. Shamburger	Chief Financial Officer (Principal Financial Officer)	May 28, 2025
Julie N. Shamburger

/s/ April Pinkley	Chief Accounting Officer (Principal Accounting Officer)	May 28, 2025
April Pinkley

/s/ H.J. Shands	Chairman of the Board and Director	May 28, 2025
H. J. Shands, III

/s/ John R. (Bob) Garrett	Vice Chairman of the Board and Director	May 28, 2025
John R. (Bob) Garrett

/s/ Lawrence Anderson	Director	May 28, 2025
Lawrence Anderson

/s/ S. Elaine Anderson	Director	May 28, 2025
S. Elaine Anderson

/s/ Michael J. Bosworth	Director	May 28, 2025
Michael J. Bosworth

/s/ Kirk A. Calhoun	Director	May 28, 2025
Kirk A. Calhoun

/s/ Patricia A. Callan	Director	May 28, 2025
Patricia A. Callan

/s/ Shannon Dacus	Director	May 28, 2025
Shannon Dacus

/s/ Alton L Frailey	Director	May 28, 2025
Alton L. Frailey

/s/ Preston L. Smith	Director	May 28, 2025
Preston L. Smith